Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.6

July 28, 2010

Mr. Amir Blachman
1824 Manning Avenue #16,
Los Angeles, CA 90025

Dear Amir:

In consideration of your contributions to the company’s strategic and operating initiatives, it is our pleasure to extend the following promotion to you on behalf of Targeted Medical Pharma, Inc.

Title: Chief Financial Officer and Vice President of Strategic Planning

Reporting Relationship: The position will continue to report to Dr. William Shell, Elizabeth Charuvastra, RN and Kim Giffoni.  You performance reviews will be done by Dr. Shell.

Promotion Effective Date: July 28, 2010

Job Description:

Your continuing responsibilities will include:

1.	Contracts management and administration
2.	Human resource administration
3.	Facilities management
4.	Business process improvement
5.	Support of strategic initiatives

Your additional responsibilities will include:

6.	Expansion of your contracts administration role to include the revision of dispenser contracts
7.	Contribution to corporate branding and product marketing by providing managerial input to marketing strategy, competitive analyses and production of core visual aids
8.	Expansion of your process improvement role within CCPI and TMP
9.	Expansion of your accounting, cost, revenue and financial reporting management roles
10.	Following up on strategic partnerships (e.g. investors, outsourcing partners, trade organizations)

Base Salary: You will be paid in bi-weekly installments equivalent to $140,000 on an annual basis.  All pay is subject to deductions for taxes and other withholdings as required by law or the policies of the company.  You performance and responsibilities will be reevaluated in 90 days, at which point your compensation will be adjusted accordingly and in consideration of the company’s financial position at the time.

Performance Bonuses: Any bonuses are at your manager’s discretion and will be based upon your level of success in carrying out your areas of responsibility.

Benefits: Your current health, life, disability and dental benefits remain unchanged.

Stock Options: In addition to the 5,000 shares granted to you to date for which you have fully vested, you will receive a ten year option to purchase 50,000 shares of common company stock at the price determined at the date of completion of the stock option plan.  You will vest 100% over a two year period at monthly intervals.  Options may be exercised per the guidelines of the company stock option plan.

Inclusion in Description:  You will be included as a member of the executive team in all company descriptions including hardcopy and electronic materials.

Vacation and Personal Time Off: Your vacation and personal time off accrual rates remain unchanged.

Phone/Travel Allowance: Your phone and travel allowance terms remain unchanged.

Severance:  If you are terminated for any reason other than just cause, you will be paid severance equivalent to twelve weeks pay at your highest rate of pay in the preceding year.  If your PTO balance at the time of termination is greater than or equal to 12 weeks, you will not receive severance pay.

At-Will Employment: Your employment with the company remains at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

We look forward to your continued contribution to the company’s growth.

Sincerely,

/s/William Shell
Dr. William Shell, CEO

Acceptance of increased responsibilities and revised terms of employment:

By signing and dating this letter below, I accept these terms.

Sincerely,

/s/Amir Blachman	7/28/10
Amir R. Blachman	Date

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